EXHIBIT 99.2

     AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of July 14, 2005, by and between WEBMD HEALTH HOLDINGS, INC., a Delaware corporation (the “Company”), and ANTHONY VUOLO (“Executive”).

     WHEREAS, Executive and WebMD Corporation, a Delaware corporation (the “Parent”), are party to an Employment Agreement dated as of July 1, 2000 (as previously amended and restated, the “Original Employment Agreement”); and

     WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties agree as follows:

     1.     Effectiveness of Agreement and employment of Executive.

     1.1.     Effectiveness of Agreement. This Agreement shall become effective on the date on which a portion of the securities of the Company are registered pursuant to the Securities Act of 1933 (the “Offering”) and are first publicly traded (the “Effective Date”). In the event that the Offering does not occur, this Agreement will be null and void and will have no force and effect and the Original Employment Agreement will remain in full force and effect.

     1.2     Employment by the Company. (a) The Company hereby employs Executive and Executive hereby accepts such employment by the Company. Executive’s title shall be Executive Vice President – Chief Financial Officer of the Company. Executive shall report to the Chief Executive Officer of the Company and shall have a dotted line reporting relationship to the Chief Financial Officer of Parent. Executive shall perform such duties and services for the Company and its subsidiaries which shall be commensurate with his position. All parties acknowledge that the Executive will, from time to time, provide services to Parent on matters that may be unrelated to the Company.

     (b)     Executive shall perform his duties hereunder at the Company’s headquarters in Manhattan, New York. Executive shall use diligent efforts to promote the interests of the Company and its subsidiaries and affiliates (collectively, “Affiliates”), and shall devote substantially all of his business time and attention to his employment under this Agreement, provided, however, that Executive shall be permitted to manage his personal, financial and legal affairs that may from time to time require insubstantial portions of his working time, but would not singularly or in the aggregate interfere or be inconsistent with his duties and obligations under this Agreement.

     2.     Compensation and Benefits.

     2.1.     Salary. The Company shall pay Executive for services during the Employment

Period (as defined in Section 3 below) a base salary at the annual rate of $450,000 (and as it may be increased pursuant to this Section 2.1, the “Base Salary”). Such Base Salary may be increased (but not decreased) from time to time in the sole discretion of the Company. The Base Salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

     2.2.     Benefits. During the Employment Period, Executive shall be entitled to participate, on the same basis and at the same level as other senior executive officers of the Company in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof.

     2.3.     Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by him on behalf of the Company or its Affiliates in the performance of his duties hereunder. In furtherance of the foregoing, and not in limitation thereof, Executive shall be subject to the travel and entertainment policy applicable to senior executive officers of the Company.

     2.4     Vacation. Executive shall be entitled to five weeks of paid vacation during each 12 month period of the Employment Period. Any unused portion of such vacation time shall be accrued and carry over to a subsequent 12 month period or periods at the discretion of Executive.

     2.5     Car Allowance. During the Employment Period, the Company shall provide Executive with a car allowance in accordance with Company policy.

     2.6     Bonus. Executive shall have the opportunity to earn an annual bonus of up to 100% of Executive’s Base Salary as follows: Executive shall be eligible for an annual bonus of up to 50% of his Base Salary based upon achievement of financial goals established by the WebMD Health Compensation Committee (as defined below) in consultation with Executive that are based on the Company’s financial goals for such year and the remaining 50% shall be based upon the determination of the WebMD Health Compensation Committee in its sole and absolute discretion (or the Compensation Committee of the Board of Directors of Parent in the event that it determines to pay Executive a bonus for the services to be rendered by Executive to Parent in its sole and absolute discretion). The determination as to whether the financial goals have been attained shall be made based upon the Company’s audited financial statements. Equitable adjustments shall be made by the Compensation Committee to the financial goals to reflect the effect of acquisitions/divestitures. The goals shall be established within 60 days following the Effective Date for the 2005 year, and within 120 days of the beginning of the year for following years.

     3.     Employment Period.

     Executive’s employment under this Agreement shall commence as of the Effective

Date, and shall terminate on July 1, 2006, unless terminated earlier pursuant to Section 5 or automatically renewed pursuant to the terms of the immediately following sentence (the “Employment Period”). Unless written notice of either party’s desire to terminate the Employment Period has been given to the other party at least 30 days prior to the expiration of the Employment Period (or any one-month renewal thereof contemplated by this sentence), the Employment Period shall be automatically be renewed for successive one-month periods.

     4.     Stock Options.

     (a)     Executive has been granted options (collectively referred to herein as the “Parent Stock Options”) to purchase shares of the Parent’s common stock pursuant to the respective stock option plans of the Parent, including any such plans assumed by the Parent (collectively referred to herein as the “Parent Stock Option Plans”) and the terms of the respective stock option agreement entered into between Executive and the Parent, including any such agreements assumed by the Parent (collectively referred to herein as the “Parent Stock Option Agreements”). Subject to Executive’s remaining in the employ of the Company (except as set forth in Sections 5.2, 5.3 and 5.5 below), the Parent Stock Options shall, to the extent exercisable, remain exercisable in accordance to the terms of the applicable Parent Stock Option Agreement or become exercisable in accordance with the terms of the Parent Stock Option Agreement.

     (b)     The Company shall recommend to the Compensation Committee of the Board of Directors of the Company (the “WebMD Health Compensation Committee”) that Executive be granted a nonqualified option (the “New Stock Option”) to purchase 320,000 shares of the Company’s common stock. The New Stock Option grant assumes a capitalization of 100 million shares outstanding (on a fully diluted basis) upon the consummation of the Offering. The number of shares corresponding to the New Stock Option shall be adjusted proportionately upward or downward in the event the capitalization of the Company upon the consummation of the Offering is greater or less than the 100 million shares assumed above. The New Stock Option shall be at a per share exercise price equal to the fair market value of the Company’s common stock (as determined by the WebMD Health Compensation Committee) on the Effective Date determined in the same manner and at the same price as granted to other senior executives of the Company. The New Stock Option shall be granted pursuant to the terms of a stock option plan and a stock option agreement (the “New Stock Option Agreement”) to be entered into between Executive and the Company, which agreement shall be in substantially the same form provided by the Company to its employees generally. The New Stock Option shall vest and become exercisable, subject to Executive’s continued employment with the Company on such dates (except as provided in Section 5 of the Agreement) in accordance with the following schedule: 25% shall vest on the first anniversary of the Effective Date and 25% shall vest on each of the subsequent three anniversaries of the Effective Date. In the event of an inconsistency between the New Stock Option Agreement and this Agreement, the provisions of this Agreement will prevail.

     (c)     In the event of a Change in Control (as defined in Section 5.6 below) that occurs prior to the second anniversary of the Effective Date, subject to Executive remaining in the employ of the Company until the date that is 6 months from the date of such Change in Control

(unless the purchaser or successor terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason during such six month period) and Executive not having violated any term of this Agreement, the New Stock Option shall remain outstanding and continue to vest through the second vesting of the New Stock Option (i.e, through the vesting that would occur on the second anniversary of the Effective Date) whether or not Executive remains in the employ of the Company (or its successor).

     (d)     In the event of a Change in Control that occurs on or after the second anniversary but prior to the fourth anniversary of the Effective Date, subject to Executive remaining in the employ of the Company until the date that is 6 months from the date of such Change in Control (unless the purchaser or successor terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason during such six month period) and Executive not having violated any term of this Agreement, the New Stock Option shall remain outstanding and continue to vest through the next vesting following such Change in Control whether or not Executive remain in the employ of the Company (or its successor).

     (e)     For the avoidance of doubt, no public offering or any split-off, spin-off or other divesture of the Company by Parent to stockholders shall constitute a Change in Control for purposes of the Agreement.

     (f)     The Company shall recommend to the WebMD Health Compensation Committee that Executive be granted 80,000 shares of restricted stock of the Company on the Effective Date (the “New Restricted Stock”), subject to proportionate adjustment in the number of New Restricted Stock as provided in Section 4(b) above. The New Restricted Stock shall vest and the restrictions thereon lapse in equal annual installments over four years, commencing on the first anniversary of the Effective Date subject to Executive continued employment on the applicable dates. The Restricted Stock shall be subject to the terms of a stock plan and a restricted stock agreement (the “New Restricted Stock Agreement”) to be entered into between Executive and the Company, which agreement shall be in substantially the same form provided by the Company to its employees generally.

     5.     Termination.

             5.1     Termination by the Company for Cause. (a) The Employment Period may be terminated at any time by the Company for Cause (as defined below). Upon such a termination, the Company shall have no obligation to Executive other than (i) the payment of Executive’s earned and unpaid Base Salary and accrued vacation time to the effective date of such termination and (ii) Executive shall not be entitled to any additional rights or vesting with respect to the Parent Stock Options and the New Stock Option following the effective date of such termination.

             (b)     For purposes of this Agreement, the term “Cause” shall mean any of the following:

                       1.     Any material breach by Executive of this Agreement, which breach, if susceptible to cure, is not cured by Executive within 30 days following written notice from the

Company detailing such breach; or

                                     2.     Executive’s conviction of a felony.

                       5.2     Death and Disability.

                       (a)     The Employment Period may be deemed terminated by the Company upon the death of Executive or Executive becoming Disabled (as defined below), and Executive or Executive’s estate shall be entitled to such benefits described in Section 5.3(a)(i)-(v) that he would have been entitled to receive if the Employment Period were terminated by the Company without Cause, provided, however, that the Company shall have no other obligation to Executive or Executive’s estate pursuant to this Agreement in the event that the Employment Period is terminated by the Company pursuant to this Section 5.2.

                       (b)     For purposes of this Agreement, Executive shall be “Disabled” if (i) Executive becomes incapacitated by bodily injury or disease (including as a result of mental illness) so as to be unable to regularly perform the duties of his position for a period in excess of 180 days in any consecutive twelve-month period or (ii) a qualified independent physician mutually acceptable to the Company and Executive determines that Executive is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration.

                       5.3     Termination by the Company Without Cause.

                       (a)     The Employment Period may be terminated at any time by the Company without Cause. If the Company terminates the Employment Period without Cause, the Company shall have the following obligations to Executive (but excluding any other obligation to Executive pursuant to this Agreement):

(i)	a continuation of the Base Salary for a period (the “Severance Period”) commencing on the date of termination and ending 18 months from the date of termination, payable in accordance with the third sentence of Section 2.1, provided that the Base Salary for the first six months of the Severance Period shall be paid to Executive in a lump sum at the end of such six-month period in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (except to the extent any future guidance issued by the Internal Revenue Service under Section 409A does not subject such Base Salary payments to Section 409A).

(ii)	Executive shall be eligible to continue to participate for a period commencing on the date of termination and ending on the third anniversary of the date of termination (the “Extended Benefit Period”), on the same terms and conditions that would have applied had he remained in the employ of the Company during the Extended Benefit Period, in all medical, vision, dental, life and disability plans provided to Executive pursuant to Section 2.2 at the time of such termination and which are provided by the Company to its employees following the date of termination (“Welfare Plans”), provided that Executive shall (except to the extent any future guidance issued by the Internal Revenue Service under Section 409A does not subject the payment of such premiums by the Company to Section 409A) pay the amount of the employer portion of the applicable premiums for the first six months of the Extended Benefit Period in accordance with the requirements of Section 409A, which amount will be reimbursed to him in a lump sum at the end of such six-month period. With respect to any continuation of Executive’s insurance coverage under this Section 5.3(a)(ii), the Company may require Executive to elect “COBRA”, and, in such case, the Company will, subject to the proviso to the sentence above, pay that portion of the COBRA premium that the Company pays for active employees with the same coverage for the period that Executive is eligible for COBRA.

(iii)	Amounts equal to the sum of the following: (A) if the termination of Executive’s employment occurs after the completion of the Company’s fiscal year, but prior to the payment of the bonus for that year contemplated by Section 2.6, Executive shall be entitled to receive the bonus otherwise payable in accordance with such Section (if any) at such time as bonuses are paid generally to executive officers for such year; (B) payment by the Company (or Parent, if applicable) to Executive of a bonus for the fiscal year in which the termination of employment occurs payable at such time as bonuses are paid generally to executive officers for such year, the amount of which to be the bonus paid by the Company (or Parent, if applicable) to the Executive for the prior fiscal year (if any, the “Prior Bonus Payment”) and (C) payment by the Company (or Parent, if applicable) to Executive of a bonus for the six months following the fiscal year in which the termination of employment occurs payable at such time as bonuses are paid generally to executive officers for such year, the amount of which to be 50% of the Prior Bonus Payment (if any);

(iv)	the vested options to purchase Parent common stock that Executive currently holds other than the option granted March 17, 2004 (the “Affected Parent Options”) shall remain exercisable until such stock option would expire under the terms of the Parent Stock Option Agreement pursuant to which such stock option was granted, and otherwise be treated for purposes of the terms and conditions thereof as if Executive was employed by the Parent until the latest possible date. In the event there is a transaction (e.g., a spinoff of the Company) that results in the Company no longer being a Subsidiary (as defined in the Parent Stock Option Plans) of the Parent, this provision shall apply to the Affected Parent Options, and

(v)	in the event of the termination of Executive’s employment by the Company without Cause prior to the fourth anniversary of the Effective

Date, 25% of the New Stock Option shall continue to vest and remain outstanding as if Executive remained in the employ of the Company through the vesting date following the date of termination;

; provided further, that the continuation of the payments, benefits and option exercisability described in clause (i)-(v) above shall cease on the occurrence of any material breach of the covenants contained in Section 6 below; provided further, however, that Executive’s eligibility to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer. If Executive is precluded from participating in any Welfare Plan by its terms or applicable law, the Company shall provide Executive with benefits that are reasonably equivalent in the aggregate to those which Executive would have received under such plan had he been eligible to participate therein. Anything to the contrary herein notwithstanding in Section 5.2 or this Section 5.3, the Company shall have no obligation to continue to maintain any Welfare Plan solely as a result of the provisions of this Agreement.

     (b)      Notwithstanding anything to the contrary in this Agreement, notice by the Company to Executive that the Company wishes to terminate the Employment Period prior to or during any automatic renewal thereof pursuant to Section 3 hereof shall be deemed to be a termination by the Company without Cause pursuant to this Section 5.3. For the avoidance of doubt, any termination or expiration of the Employment Period other than pursuant to Section 5.1, 5.2, 5.5 or 5.8 hereof shall be deemed to be a termination pursuant to this Section 5.3.

     5.4      Liquidated Damages. Executive acknowledges that the payment in full of all amounts and benefits due to him under Section 5.3 or Section 5.5 resulting from a termination of the Employment Period by the Company without Cause or by Executive for Good Reason (as defined below) are in lieu of any and all claims that Executive may have against the Company any of its Affiliates (including, without limitation, any discrimination claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act and similar federal and state laws and regulations) other than benefits under the Company’s employee benefit plans that by their terms survive termination of employment, benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and rights to indemnification under certain indemnification arrangements for officers of the Company), and represent liquidated damages (and not a penalty). The Company may request that Executive confirm such acknowledgment in writing prior to the receipt of such benefits.

     5.5      Termination by Executive for Good Reason.

     (a)      Executive may terminate his employment with the Company during the Employment Period (and the Employment Period will be terminated) for Good Reason. If Executive terminates his employment with the Company for Good Reason, Executive shall be entitled to such benefits as described in Section 5.3(a) that he would have been entitled to receive as if the Employment Period were terminated by the Company without Cause.

     (b)      For purposes of this Agreement, the term “Good Reason” shall mean any of the following conditions or events which condition(s) or event(s) shall remain in effect 30 days after written notice is provided by Executive to the Company detailing such condition or event:

     1.      a material reduction in Executive’s title or responsibilities with the Company after the Effective Date;

     2.      if, for any reason, Executive is required to report to anyone other than the Chief Executive Officer, except with respect to his obligations to Parent described in Section 1.2 above;

     3.      any reduction in the Base Salary or material fringe benefits provided by the Company;

     4.      any material breach by the Company of this Agreement;

     5.      Executive is required to relocate his place of work to a location that is outside of Manhattan, New York unless it is within 25 miles of his current residence; or

     6.      six months following a Change in Control of the Company or of Parent (so long as at the time of the Change in Control of Parent, the Company is a Subsidiary of Parent unless a spinoff of the Company from Parent occurs in connection with the Change in Control of the Parent, in which case the Change in Control of Parent would not be an event of Good Reason), in each case, so long as Executive remains in the employ of the successor or the Company during such six month period (unless the successor terminates Executive’s employment without Cause or Executive resigns for Good Reason during such six month period);

     5.6       Change in Control.

     For purposes of this Agreement, a “Change in Control” of the Company or the Parent, as applicable, shall be deemed to have occurred if:

                    1.      Any person, entity or group shall have acquired, in one or more transactions, the beneficial ownership of at least 50 percent of the voting power of the outstanding voting securities of the Company or the Parent, as applicable; or

                    2.      The sale of all or substantially all of the assets of the Company or the Parent (as applicable) to a person, entity or group in a transaction (except for a sale-leaseback transaction) where the Company or the Parent (as applicable) or the holders of the common stock of the Company or the Parent, as applicable do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the board of directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interest in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation; or

                    3.      A complete liquidation or dissolution of the Company or the Parent (as applicable) shall have occurred.

     5.7      Inconsistent Parent Stock Option Plan and Parent Stock Option Agreement Provisions. In the event that Executive’s employment by the Company is terminated pursuant to

Section 5.2, 5.3 or 5.5 hereof, notwithstanding anything to the contrary contained in any Parent Stock Option Plan or Parent Stock Option Agreement governing any Parent Stock Option, all of such Parent Stock Options shall be treated in the manner described in Section 5.3(a)(iv).

     5.8.      Termination by Executive Without Good Reason. Executive may resign from his employment with the Company at any time without Good Reason. Upon such a termination, the Company shall have no obligation other than (i) the payment of Executive’s earned and unpaid Base Salary and accrued vacation time to the effective date of such termination and (ii) as provided in the Parent Stock Option Agreements and the New Stock Option Agreement.

     6.      Covenants of Executive.

     6.1      Confidentiality.

     Executive understands and acknowledges that in the course of his employment, he will have access to and will learn information that is proprietary to, or confidential to the Company and its Affiliates that concerns the operation, methodology and plans of the Company and its Affiliates, including, without limitation, business strategy and plans, financial information, protocols, proposals, manuals, clinical procedures and guidelines, technical data, computer source codes, programs, software, know-how and specifications, copyrights, trade secrets, market information, Developments (as defined in Section 6.4 below), information regarding acquisition and other strategic partner candidates, and customer information (collectively, “Proprietary Information”). Executive agrees that, (i) at all times (including following termination of his employment with the Company) with respect to Proprietary Information, he will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill his duties hereunder, and will not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which Executive can demonstrate (i) was already available to the public at the time of disclosure, or subsequently becomes available to the public, otherwise than by breach of this Agreement by Executive or (ii) was the subject of a court order for Executive to disclose. Upon any termination of Executive’s employment, Executive shall immediately return to the Company all copies of any Proprietary Information in his possession.

     6.2.      Restrictions on Solicitation. During the period (the “Restricted Period”) beginning on the Effective Date and ending on the second anniversary of the date of cessation of the employment of Executive for any reason whatsoever, Executive shall not, directly or indirectly, without the prior written approval of the Company, solicit or contact any customer, or any prospective customer (with whom Executive had material contact during his employment by the Company) of the Company or any of the Affiliates for any commercial pursuit which is in competition with the Company or any of the Affiliates or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Company or any of the Affiliates. During the Restricted Period, Executive shall not, directly or indirectly, without the prior written approval of the Company, solicit or induce, or attempt to induce, any employees, agents or consultants of or to the Company or any of the Affiliates (or any person who was such an employee, agent or consultant within the preceding 12 months) to leave the employ of the

Company or such Affiliate or do anything from which Executive is restricted by reason of this Agreement nor shall Executive, directly or indirectly, offer or aid others to offer employment to or interfere or attempt to interfere with any employees, agents or consultants of the Company or any of the Affiliates (or any person who was such an employee, agent or consultant within the preceding 12 months).

     6.3.      Restrictions on Competitive Employment.

     (a)      During the Restricted Period, Executive shall not, anywhere in the United States, directly or indirectly, without the prior written approval of the Company, own an interest in or, as principal, agent, employee, consultant or otherwise, engage in activities for or render services to, any firm or business (i) engaged in direct competition with the Company or any of its Affiliates, (ii) conducting a business of the type and character engaged in by the Company or any of its Affiliates at the time of termination, (iii) developing products or services competitive with those of the Company or any of its Affiliates or (iv) conducting any business in which the Company or any of its Affiliates is then engaged if Executive has engaged in activities for such business of the Company or such Affiliates or obtained Proprietary Information with respect thereto (all of the businesses in clauses (i), (ii), (iii) and (iv) collectively, “Competitive Business”). Notwithstanding the foregoing, (A) Executive may have an interest consisting of publicly traded securities constituting less than 5 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as he is not employed by and does not consult with, or become a director of or otherwise engage in any activities for, such company and (B) in determining whether business is a Competitive Business, only the activities engaged in by the Company at the time of termination of Executive’s employment shall be considered.

     (b)      For purposes of the covenant not to compete set forth in paragraph (a) above, Executive acknowledges that the Company and its Affiliates presently conduct their businesses throughout the United States. Executive agrees that the Restricted Period and the geographical areas encompassed by such covenant are necessary and reasonable in order to protect the Company and its Affiliates in the conduct of their businesses. The parties intend that the foregoing covenant of Executive shall be construed as a series of separate covenants, one for each geographic area specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth in paragraph (a) above. To the extent that the foregoing covenant or any provision of this Section 6.3 shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area, (ii) any part of the time period covered by such covenant, (iii) any activity or capacity covered by such covenant or (iv) any other term or provision of such covenant, such determination shall not affect such covenant with respect to any other geographic area, time period, activity or other term or provision covered by or included in such covenant.

     6.4.      Assignment of Developments. All Developments that are at any time made, conceived or suggested by Executive, whether acting alone or in conjunction with others, arising out of or as a result of Executive’s employment with the Company shall be the sole and absolute property of the Company and its Affiliates, free of any reserved or other rights of any kind on Executive’s part. During Executive’s employment and, if such Developments were made, conceived or suggested by Executive during or as a result of Executive’s employment under this Agreement or any other employment with the Company or the Affiliates, thereafter, Executive shall promptly make full disclosure of any such Developments to the Company, and, at the Company’s cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of Executive’s right and title, if any, to such Developments. For purposes of this Agreement, the term “Developments” shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the present or planned activities, or future activities, or the products and services of the Company or any of the Affiliates.

     6.5.      Remedies. Executive acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this Section 6 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith and the termination of the Company’s obligations in Sections 5.2, 5.3 or 5.5, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction.

     7.      Notices.

     Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

(a)      if to the Company:

WebMD Health Holdings, Inc.
111 Eighth Avenue
New York, NY 10001
Attention: General Counsel

With a copy to:

WebMD Corporation
River Drive Center 2
669 River Drive
Elmwood Park, New Jersey 07407-1361
Telecopier No.: (201) 703-3401
Attention: General Counsel

     (b)      if to Executive at the address set forth on the signature page of this Agreement.

     Any notice shall be deemed given when actually delivered to such address, or three days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

     8.      Certain Additional Payments By The Company.

     8.1      Gross-Up Payment. Anything in this Agreement to the contrary or any termination of this Agreement notwithstanding, in the event it shall be determined that any payment or distribution or benefit received or to be received by Executive pursuant to the terms of this Agreement or any other payment or distribution or benefit made or provided by the Company or any of its Affiliates, to or for the benefit of Executive (whether pursuant to this Agreement or otherwise and determined without regard to whether any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions actually disallowed under Section 68 of the Code solely as a direct result of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     8.2      Gross-Up Payment Calculation. Subject to the provisions of Sections 8.1 and 8.3, all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s certified public accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8.3 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

     8.3      Claim by the IRS. Executive shall notify the Company in writing of any claim by the U.S. Internal Revenue Service (the “IRS”) that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

     (i)      give the Company any information reasonably requested by the Company relating to such claim;

     (ii)      take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; and

     (iii)      cooperate with the Company in good faith in order effectively to contest such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive shall agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall, to the extent permitted under applicable law, advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income and employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

     8.4      Entitlement to Refund. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 8.3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 8.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 8.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     9.      Miscellaneous.

     9.1.      Entire Agreement. This Agreement, the Parent Stock Option Agreements, the New Stock Option Agreement, the New Restricted Stock Agreement and the restricted stock agreement dated March 17, 2004 between Parent and Executive, contain the entire understanding of the parties in respect of their subject matter. This Agreement supersedes upon its effectiveness all other prior agreements and understandings between the parties with respect to such subject matter (including, without limitation, the Original Employment Agreement).

     9.2      Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

     9.3.      Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of Executive so long as the Company remains responsible for the payment of the obligations hereunder. Executive’s rights or obligations under this Agreement may not be assigned by Executive, except that the rights specified in Section 5.2 shall pass upon Executive’s death to Executive’s executor or administrator.

     9.4.      Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     9.5.      Governing Law; Interpretation; Jurisdiction; Legal Fees. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New York applicable to contracts executed and to be wholly performed within such State and the courts sitting in New York County, New York shall have exclusive jurisdiction of the Company and Executive for the purposes of adjudicating any disputes under this Agreement. Executive and the Company hereby consent to personal jurisdiction and venue in the courts of New York County, New York and hereby waive any claim or defense that the party lacks minimum contacts with the forum, that the courts of the State of New York lack personal jurisdiction of the parties, or that the courts of the State of New York are an improper or inconvenient venue. The Company agrees that if an action is commenced by the Company or Executive hereunder and the Executive prevails or such action is settled by the parties, the Company shall reimburse Executive for his reasonable legal fees in connection with such action.

     9.6.      Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

     9.7.      Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

     9.8.      Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

     9.9.      Term. Notwithstanding the term of the Employment Period as determined pursuant to Section 3 hereof, each obligation of the Company and the Executive, as the case may be, that arose during or as a result of the termination of the Employment Period, including, without limitation, pursuant to Sections 2, 5, 6 and 8 hereof, shall survive the termination of the Employment Period until such obligation is fulfilled in its entirety pursuant to the terms hereof.

     The parties hereby acknowledge and agree that, except with respect to Parent Stock Options and with respect to any bonus that may be payable from Parent as set forth in Sections 2.6 and 5.3(a)(iii), Parent is assigning, and the Company is assuming, all of Parent’s obligations with respect to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of July 14, 2005.

WEBMD HEALTH HOLDINGS, INC.
By:	/s/ Douglas W. Wamsley
	Name:	Douglas W. Wamsley
	Title:	Executive Vice President

EXECUTIVE
/s/ Anthony Vuolo
Anthony Vuolo

Accepted and Agreed:

WEBMD CORPORATION
By:	/s/ Kevin M. Cameron
	Name:	Kevin M. Cameron
	Title:	Chief Executive Officer